Fidelity Risk Parity Fund

Statement of Assets and Liabilities

April 1, 2022

Assets
Cash	$100,000

Total assets	100,000
Liabilities	0

Net Assets	$100,000

Net Assets consist of:

Paid in capital	$100,000

Net Assets, for 10,000 shares outstanding	$100,000

Net Asset Value and Maximum Offering Price Class I: Net asset value, offering price and redemption price per share ($100,000/10,000 shares outstanding)	$10.00

Note 1: Organization. Fidelity Risk Parity Fund (the Fund) is a fund of Fidelity Greenwood Street Trust (the Trust), and is authorized to issue an unlimited number of shares. The Trust is registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company organized as a Delaware statutory trust. The Fund offers Class A, Class M, Class C, Fidelity Risk Parity Fund, Class I and Class Z shares, each of which has equal rights as to assets and voting privileges. Each class has exclusive voting rights with respect to matters that affect that class.

The Fund has had no operations to date other than matters relating to the sale and issuance of 10,000 shares of the Fund to FMR Capital, Inc. for an aggregate purchase price of $100,000 on March 31, 2022. The financial statement has been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions at the date of the financial statement.

All organizational and offering expenses of the Trust will be borne by the investment adviser and will not be subject to future recoupment. As a result, organizational and offering expenses are not reflected in the Statement of Assets and Liabilities.

Note 2: Income Tax Information. The Fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, and if qualified will not be subject to U.S. Federal income tax to the extent it distributes substantially all of its taxable income and net capital gains.

Note 3: Management Fee. Fidelity Diversifying Solutions LLC (the investment adviser) and its affiliates provide the Fund with investment management related services for which each class of the Fund pays a monthly management fee as presented in the table below. Under the management contract, the investment adviser pays all other operating expenses, except distribution and service plan fees, fees and expenses of the independent Trustees, and certain miscellaneous expenses such as proxy and shareholder meeting expenses.

Annual % of Class-Level Average Net Assets
Class A	.60%
Class M	.60%
Class C	.60%
Fidelity Risk Parity Fund	.60%
Class I	.60%
Class Z	.55%

Fidelity Risk Parity Fund

Statement of Assets and Liabilities

April 1, 2022

Note 4: Distribution and Service Plan Fees. In accordance with Rule 12b-1 of the 1940 Act, the Fund has adopted separate Distribution and Service Plans for each class of shares. Certain classes pay Fidelity Distributors Company LLC (FDC), an affiliate of the investment adviser, separate Distribution and Service Fees, each of which is based on an annual percentage of each class’s average net assets as presented in the table below. For Class A and Class M, the Board of Trustees (the Board) may approve a distribution fee of up to .50% of the respective class-level average net assets when the Board believes that it is in the best interests of Class A and Class M shareholders to do so. In addition, FDC may pay financial intermediaries for selling shares of the Fund and providing shareholder support services.

	Distribution Fee	Service Fee
Class A	—%	.25%
Class M	.25%	.25%
Class C	.75%	.25%

Note 5: Subsequent Events. In preparation of this financial statement, management has evaluated the events and transactions subsequent to April 1, 2022, through the date when the financial statement was issued, and determined that there are no subsequent events or transactions that would require adjustments to or disclosures in the Fund’s financial statement other than those disclosed above.

To the Trustees of Fidelity Greenwood Street Trust and Shareholders of Fidelity Risk Parity Fund

Opinion on the Financial Statement

We have audited the accompanying statement of assets and liabilities (the “financial statement”) of Fidelity Risk Parity Fund (the “Fund”), a fund of Fidelity Greenwood Street Trust, as of April 1, 2022, and the related notes. In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Fund as of April 1, 2022 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 8, 2022

We have served as the auditor of one or more of the Fidelity investment companies since 1999.